RESTATED CERTIFICATE OF INCORPORATION
                            OF LACLEDE STEEL COMPANY


                                   ARTICLE I.

     The name of the corporation (hereinafter called the Corporation) is Laclede Steel Company.

                                   ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is 100 West 10th Street, City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

     The nature of the business or purposes to be conducted or promoted is as follows:

          To engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

          Without in any way limiting the generality of the foregoing, to engage in any and every kind of business enterprise, venture or activity whether manufacturing, importing, processing, distributing, selling, servicing, or otherwise; to design, invest or develop; and to buy, sell, mortgage, lease, construct, or otherwise acquire or otherwise dispose of, or otherwise deal in and with real and personal property of every kind, character and description, tangible and intangible.

                                   ARTICLE IV

     The total number of shares of capital stock which the Corporation shall have the authority to issue is Twenty-Seven Million (27,000,000), of which Twenty-Five Million (25,000,000) shares shall be Common Stock of the par value of One Cent ($0.01) each and of which Two Million (2,000,000) shares shall be Preferred Stock without par value.

     The Board of Directors may authorize the issuance of Preferred Stock in one or more series having such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof (which may differ with respect to each series) as shall be stated and

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expressed in the resolution or resolutions of the Board of Directors providing for the issue of such stock. The Board of Directors is expressly authorized to adopt such resolution or resolutions and authorize the issuance of the Preferred Stock from time to time as it may deem desirable. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes.

     Except as may be otherwise provided by law or in this Restated Certificate of Incorporation, as amended from time to time, or in the provisions of the By-Laws of the Corporation, as amended from time to time, with respect to the fixing of a record date for the determination of stockholders entitled to vote or in the resolutions of the Board of Directors relating to any series of the Preferred Stock, the holders of the Common Stock shall have full and exclusive voting power.

     The number of authorized shares of any class of stock of the Corporation may be increased or decreased by a vote of the holders of a majority of the outstanding shares of the Corporation entitled to vote.

     Unless authorized by a vote of three-fourths of the whole Board of Directors, the Corporation shall not (a) issue, or permit to remain outstanding, any series of Preferred Stock of the Corporation if holders of such Preferred Stock would have more than one vote with respect to each share of Preferred Stock in connection with the election of directors, (b) authorize any reverse stock split with respect to any security of the Corporation which generally entitles its holder to vote for the election of directors at a meeting of stockholders, or (c) authorize the issuance of any Voting Securities of the Corporation in exchange for cash. As used herein, a "Voting Security" includes
(a) any security of the Corporation which generally entitles its holder to vote for the election of directors at a meeting of stockholders and (b) any option, warrant or right to purchase, or any security convertible into such a security.

     SEE EXHIBIT A ATTACHED HERETO FOR CERTIFICATE OF DESIGNATIONS, PREFERENCES, AND RIGHTS OF SERIES A PREFERRED STOCK ARTICLE V

     The Corporation shall have perpetual existence.

                                   ARTICLE VI

     By-Laws of the Corporation may be made, amended, altered, or repealed either (a) by the stockholders, (i) by vote of the holders of two-thirds (2/3) of the outstanding shares entitled to vote at any annual meeting of the stockholders or at any special meeting of the stockholders called for that purpose in the case of an amendment, alteration or repeal of Article VIII or of
Section 1 of Article III of the By-Laws of the Corporation, and (ii) by a

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vote of the holders of a majority of the outstanding shares entitled to vote at any annual meeting of the stockholders or at any special meeting of the stockholders called for that purpose in any other case, or (b) by the Board of Directors, by a vote of a three-fourths majority of the whole Board of Directors of the Corporation except that the Board of Directors may not alter, amend or repeal Article VIII or Section 1 of Article III of the By-Laws of the Corporation.

                                   ARTICLE VII

     A. The Board of Directors shall consist of not less than three (3) nor more than twelve (12) directors as may be provided in the By-Laws of the Corporation. Each director shall hold office until the annual meeting next following his election and until his successor is duly elected and qualified, unless earlier removed as provided by law.

     B. At all elections of directors of the Corporation each stockholder shall be entitled to as many votes as shall equal the number of votes which (except for this provision) he would be entitled to cast for the election of directors with respect to his shares of stock, multiplied by the number of directors to be elected, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or any two or more of them, as he may see fit.

                                  ARTICLE VIII

     A. To the fullest extent permitted by law, subject only to the express prohibitions on limitation of liability set forth in Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a Director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Further, the Corporation shall to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, indemnify all persons who it may indemnify pursuant thereto.

     B. The affirmative vote of at least eighty percent (80%) of the outstanding shares of the capital stock of the Corporation entitled to vote shall be required (a) for the adoption of any agreement for the merger or consolidation of the Corporation with or into any other corporation or the merger of any other corporation into the Corporation, (b) to authorize any sale, lease or exchange of all or substantially all of the assets of the Corporation to or with any corporation, person or other entity, and (c) to authorize any sale, lease or exchange to or with the Corporation (in exchange for its securities in a transaction for which stockholder approval is required by law) of any assets of any other corporation, person or other entity, if (as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon)

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such other corporation, person or entity referred to in clause (a), (b) or (c)
above is the beneficial owner, directly or indirectly, of more than ten percent (10%) of the outstanding capital stock of the Corporation entitled to vote. For the purposes hereof any corporation, person or other entity shall be deemed to be the beneficial owner of any shares of capital stock of the Corporation entitled to vote (i) which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (ii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (i) above), by any other corporation, person or entity with which it has any agreement, arrangement or understanding with respect to the acquisition, holding, voting or disposition of stock of the Corporation, or which is its "affiliate" or "associate" as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934. Any determination made in good faith by the Board of Directors of the Corporation, on the basis of information at the time available to it, as to whether any corporation,, person or other entity is the beneficial owner of more than ten percent (10%) of the outstanding capital stock of the Corporation entitled to vote shall be conclusive and binding for all purposes of this paragraph. The provisions of this paragraph shall not be applicable to (1) any merger or consolidation of the Corporation with or into any other corporation, or any merger of any other corporation into the Corporation, or (2) any sale or lease of all or any substantial part of the assets of the Corporation to, or (3) any sale or lease to the Corporation in exchange for securities of the Corporation of any assets of any corporation, person or other entity if the Board of Directors of the Corporation shall by resolution have approved a memorandum of understanding with such other corporation, person or other entity with respect to such transaction prior to the time that such other corporation, person or other entity shall have become a holder of more than ten percent (10%) of the capital stock of the Corporation entitled to vote.

     C. Any action required by law to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of not less than all of the outstanding stock of the Corporation entitled to vote thereon.

     D. Except where a greater vote is required pursuant to paragraph B of
Article VIII of this Restated Certificate of Incorporation, the affirmative vote of at least two-thirds (2/3) of the outstanding shares of the capital stock of the Corporation entitled to vote shall be required (a) for the adoption of any agreement for the merger or consolidation of the Corporation (or of any other corporation with respect to a merger or consolidation in which the Corporation's

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

Voting Securities will be issued) with or into any other corporation (other than a merger or consolidation between the Corporation and one or more of its subsidiaries), (b) to authorize any sale, lease or exchange of all or substantially all of the assets of the Corporation to or with any corporation, person or other entity (other than its wholly-owned subsidiaries), and (c) to authorize any sale, lease or exchange to or with the Corporation of any assets, other than cash, of any other corporation, person or other entity in exchange for the Voting Securities of the Corporation. As used herein, "Voting Security" shall have the meaning set forth in Article IV of this Restated Certificate of Incorporation.

                                   ARTICLE IX

     A. Except as specified in paragraph B of this Article IX, the Corporation reserves the right, at any time and from time to time, to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by law; and all rights, powers, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article IX.

     B. Anything herein to the contrary notwithstanding, the provisions of
Article VII, paragraphs B and C of Article VIII and this paragraph B of Article IX may not be amended, altered, changed or repealed except upon the affirmative vote of eighty percent (80%) of the outstanding stock of the Corporation entitled to vote thereon.

     C. Anything herein to the contrary notwithstanding, the provisions of
Article IV, of Article VI, or paragraph D of Article VIII and of this paragraph C of Article IX of the Restated Certificate of Incorporation may not be amended, altered, changed or repealed except upon the affirmative vote of two-thirds (2/3) of the outstanding stock of the Corporation entitled to vote thereon.

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
                                                                       Exhibit A

                          CERTIFICATE OF DESIGNATIONS,
                           PREFERENCES, AND RIGHTS OF
                               SERIES A PREFERRED
                         STOCK OF LACLEDE STEEL COMPANY.

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

     RESOLVED, that the Board of Directors of the Company (the "Board") hereby approves and authorizes the creation, issuance and sale, either in one or more public offerings or private placements, of up to One Million Sixty Four Thousand Thirty Six (1,064,036) shares of Series A Preferred Stock which shall be senior to all other classes of equity securities of the Company; and

     RESOLVED FURTHER, that in connection with the issuance of the Series A Preferred Stock, the Board designates a committee (the "Committee") consisting of John B. McKinney, a director of the Company, to fix the designations and any of the preferences or rights ("Terms") of the shares of Series A Preferred Stock relating to dividends, redemption, dissolution, any distribution of assets of the Company or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Company or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series; provided that the Committee shall fix the Terms of the Series A Preferred Stock as outlined at this meeting, with each share of Series A Preferred Stock (a) having no voting power, (b) having a dividend rate of 6% per annum, (c) to be recapitalized upon stockholder approval (the "Recapitalization") such that such shares would be convertible, at the option of the holders of such Series A Preferred Stock, into Common Stock of the Company (with a conversion price equal to 80% of the closing price of the Company's Common Stock for the ten trading days prior to stockholder approval), (d) having a dividend rate of 8% per annum if the Recapitalization is not approved by stockholders and (e) being redeemable if the Recapitalization is not approved by the stockholders; and

     We, the undersigned, (i) President and Chief Executive Officer and (ii) Vice President - Finance, Treasurer and Secretary, respectively, of the Company, in accordance with Sections 141(f) and 151(g) of the General Corporation Law, hereby certify that the Committee, at a meeting duly convened and held on July 19, 1996, pursuant to authority expressly vested in the Committee by the Board of Directors, adopted the following resolution:

     RESOLVED, that pursuant to the authority expressly granted to and vested in the Committee by the Board of Directors of the Company and the provisions of the Certificate of Incorporation of the Company, as amended, this Committee hereby creates and authorizes the issuance of a series of One Million Sixty-Four Thousand and Thirty-Six (1,064,036) shares of the Company's Series A Preferred Stock, no par value per share, and hereby fixes the designation, dividend rate, redemption provisions, voting powers, rights on liquidation or dissolution, and other preferences and relative, participating, optional or other special rights, and the qualifications, limitations, or restrictions thereof, as follows:

     1. Designation; Rank.

          (A) The series of preferred stock of the Company, no par value per share (the "Preferred Stock"), created and authorized hereby shall be designated as the "Series A Preferred Stock" (the "Series A Preferred Stock"). The number of shares of Series A Preferred Stock shall be One Million Sixty-Four Thousand and Thirty-Six (1,064,036).

          (B) The Series A Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, shall rank senior to the Common Stock and to all other classes and series of equity securities of the Company. Except as contemplated in Section 4.B, no other classes or series of equity securities of the Company subsequently issued shall rank senior to or on a parity with the Series A Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company. The Series A Preferred Stock shall be junior to indebtedness issued from time to time, including debentures.

     2. Dividends and Distributions.

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

          (A) Holders of shares of Series A Preferred Stock are entitled to receive, if, when and as declared by the Board of Directors of the Company out of assets of the Company legally available for payment, cumulative cash dividends, payable quarterly, at the rate of 6% per annum, or $0.90 per share per annum, from the date of issuance and for each quarterly dividend period thereafter. Dividends on the Series A Preferred Stock are payable quarterly in arrears to holders of record on the last day of March, June, September and December of each year to be paid on the 10th day thereafter; provided, however, that the first dividend will be payable to holders of record on December 31, 1996, prorated from the date of issuance, and there will be no dividend payable on September 30, 1996. Each such dividend is payable to holders of record as they appear on the books of the Company. Dividends on the Series A Preferred Stock are cumulative and accrue on a daily basis from the date of original issuance of the shares.

          (B) The Company shall not declare or pay or set apart for payment any dividends or other distribution on any series of its preferred stock, or any other class of capital stock of the Company ranking, as to dividends or upon liquidation, dissolution or winding up, on a parity with or junior to the Series A Preferred Stock for any period (other than dividends payable in Common Stock or another stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation), unless full cumulative dividends have been paid or declared and a sum sufficient for payment thereof is set apart for payment for all dividends on the Series A Preferred Stock. When dividends are not paid in full upon the Series A Preferred Stock and any other series of preferred stock ranking on a parity therewith as to dividends with the Series A Preferred Stock, all dividends declared upon shares of Series A Preferred Stock and any other series of preferred stock ranking on a parity therewith as to dividends shall be declared pro rata so that the amount of dividends declared per share on the Series A Preferred Stock and such other series of preferred stock ranking on a parity therewith shall in all cases bear to each other the same ratio that the accrued dividends per share of the shares of Series A Preferred Stock and such other series of preferred stock bear to each other. No interest shall be payable in respect of any dividend payment on the Series A Preferred Stock in arrears. Unless full cumulative dividends on the Series A Preferred Stock have been paid for all past dividend payment periods or declared and set apart for payment, no Common Stock or any other stock of the Company ranking junior to or on a parity with the Series A Preferred Stock can be redeemed, purchased, retired or otherwise acquired for consideration by the Company, except by conversion into or exchange for stock of the Company ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution or winding up.

          (C) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the

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Company unless the Company could, under paragraph (B) of this Section 2, purchase or otherwise acquire such shares at such time and in such manner.

     3. Optional Redemption. Subject to the approval by the Company's stockholders of the Recapitalization as set forth in Section 11 hereof:

          (A) (i) After September 15, 2005, the Company may, at its sole option, redeem any or all of the outstanding shares of Series A Preferred Stock, at a cash redemption price per share of $15.00, plus accrued and unpaid dividends (whether or not earned or declared) thereon (the "Redemption Price"), subject to the Common Stock having a Current Average Closing Price equal to at least 200% of the Initial Average Closing Price. The term "Current Average Closing Price" shall mean the average closing price for 20 consecutive trading days prior to the date of notice of redemption on the principal national securities exchange on which the Common Stock is listed or if such stock is not then so listed, the closing price of the Common Stock as shown by the NASDAQ National Market System or, if no such closing price is available, at the average of the representative last bid and asked prices of such Common Stock in the over-the-counter market, as shown by the NASDAQ System Level 1 (or comparable system). The term "Initial Average Closing Price" shall mean the average closing price of the Common Stock on the NASDAQ National Market System for the ten trading days prior to the date on which the holders of shares of Common Stock of the Company approve and authorize the Recapitalization. At least two (2) business days prior to redemption, the Company shall deposit in escrow an amount sufficient to satisfy the redemption obligation.

               (ii) In the event that full dividends on the Series A Preferred Stock have not been paid or declared and set apart for payment for all past dividend periods, the Series A Preferred Stock may not be redeemed by the Company.

               (iii) The Company shall notify the holders of shares of the Series A Preferred Stock to be redeemed, at their respective addresses as the same appear upon the books of the corporation, not less than thirty (30) or more than sixty (60) business days prior to the date fixed for redemption; provided, however, that no defect in the notice to a holder shall affect the ability of the Company to redeem the shares of Series A Preferred Stock pursuant to this
Section 3.(A). Payment of the redemption price of the shares of Series A Preferred Stock redeemed shall be made at such place or places of redemption as shall be determined by the Board of Directors of the Company and shall be made against the surrender for cancellation of the certificates for the shares redeemed. The notice of redemption provided for herein shall be irrevocable.

               (iv) If less than all of the outstanding shares of the Series A

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Preferred Stock are to be redeemed pursuant to this Section 3.(A), the Company will select the shares redeemed pro rata, provided that only whole shares shall be selected for redemption.

               (v) If the notice of redemption shall have been made as hereinbefore provided and if on or before the redemption date specified in such notice all funds necessary for such redemption shall have been set aside by the Company pursuant to this Section 3.(A) so as to be available for the benefit of the holders of the shares so called for such redemption, then from and after the date fixed for redemption the shares of Series A Preferred Stock so called for such redemption, notwithstanding that any certificate therefor shall not have been surrendered or cancelled, shall no longer be deemed outstanding, dividends thereon shall cease to accrue and all rights of the holders with respect to such shares (including, without limitation, the conversion rights provided for in Section 13) shall cease and terminate, except only the right of the holders thereof to receive upon surrender of the certificates therefor the amount payable upon redemption thereof, but without interest.

          (B) The Company may not redeem any shares of Series A Preferred Stock prior to September 15, 2005. Except as set forth in Section 11(A), a holder of shares of Series A Preferred Stock has no right to cause the Company to redeem such shares.

     4. Voting Rights.

          (A) The holders of the Series A Preferred Stock shall not, except as otherwise required by law or as set forth herein, have any right or power to vote on any matter or in any proceeding or to be represented on any matter or in any proceeding or to be represented at, or to receive notice of, any meeting of stockholders.

          (B) Each holder of the Series A Preferred Stock shall be entitled to one vote for each share standing in his name on the transfer books of the Company as of the record date fixed for such purpose, on any matter as to which they shall be entitled to vote. Without the vote of the holders of at least two-thirds (2/3) of the number of shares of Series A Preferred Stock then outstanding, the Company shall not (i) amend, alter or repeal any of the preferences or rights of the holders of the Series A Preferred Stock so as to adversely affect such preferences and rights, or (ii) issue any shares of capital stock ranking senior to or on a parity with the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding-up of the Company.

     5. Liquidation Rights.

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

          (A) In the event of any liquidation, dissolution or winding-up of the Company, the holders of the shares of the Series A Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other stock of the Company ranking junior to the Series A Preferred Stock as to liquidation, dissolution or winding-up of the Company, distributions in an amount equal to $15.00 per share (the "Liquidation Preference"), plus an amount equal to the accrued and unpaid dividends thereon.

          (B) If upon the voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts available with respect to the Series A Preferred Stock and any other shares or series of capital stock of the Company (the "Liquidation Parity Shares") ranking as to any distribution upon the voluntary or involuntary liquidation, dissolution or winding-up of the Company on a parity with the Series A Preferred Stock are insufficient to pay in full the respective preferential amounts to which holders of shares of the Series A Preferred Stock and the Liquidation Parity Shares are entitled upon such liquidation, dissolution or winding-up, the holders of the Series A Preferred Stock and the Liquidation Parity Shares shall share ratably in any distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled upon such liquidation, dissolution, or winding-up.

          (C) Neither the consolidation of nor merging of the Company with or into any other corporation or corporations, nor the sale of all or substantially all of the assets of the Company shall be deemed to be a liquidation, dissolution or a winding-up of the Company within the meaning of any of the provisions of this Section 5.

     6. "Common Stock" Defined. References to "Common Stock" in Sections other than Sections 12.(A) and 12.(B) hereof shall mean any stock of any class of the Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which is not subject to redemption by the Company. References to "Common Stock" in Sections 12.(A) and 12.(B) hereof shall include only shares of the class designated as Common Stock as of the date of the original issuance of shares of the Series A Preferred Stock, or shares of the Company of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which are not subject to redemption by the Company; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from such

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

reclassification bears to the total number of shares of all classes resulting from all such reclassifications.

     7. No Preemptive Rights. The holders of the Series A Preferred Stock shall not have any preemptive rights.

     8. Holders. The term "holders" as used herein shall mean, in all cases, holders of record.

     9. Extension of Time Periods. To the extent there are any time periods specified for action by the Company or the holders of Series A Preferred Stock, such time periods shall be extended to the extent required by applicable law, rule or regulatory requirement.

     10. Reacquired Shares. Any shares of Series A Preferred Stock converted, redeemed, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation, and upon the filing of an appropriate certificate with the Secretary of State of the State of Delaware, become authorized but unissued shares of Preferred Stock, no par value, of the Company subject to the conditions or restrictions on issuance set forth herein.

     11. Recapitalization of Shares of Series A Preferred Stock.

          (A) If the requisite holders of shares of Common Stock of the Company do not approve and authorize, on or before October 31, 1996, (i) in order to comply with NASD requirements regarding stockholder approval, the terms and conditions of Section 12 hereof (whether at a stockholders meeting or by written consent or otherwise), (ii) an increase in the number of authorized shares of the Company's Common Stock from 5,000,000 to 25,000,000, and (iii) a reduction of the par value per share of Common Stock from $13.33 per share to $0.01 per share (collectively, the "Recapitalization"), then (1) the per annum dividend rate of the Series A Preferred Stock shall automatically be increased by 2% percent to 8% per annum, or $1.20 per share per annum, from January 1, 1997 and for each quarterly dividend period thereafter and (2) each holder of shares of Series A Preferred Stock shall automatically be granted the right to have the Company redeem all of its shares of Series A Preferred Stock upon 30 days prior notice to the Company at the Redemption Price.

          (B) If the holders of shares of Common Stock of the Company approve and authorize, on or before December 31, 1996, the Recapitalization, each share of the Series A Preferred Stock owned by such holder shall, without any further action by the Company or such holder, be automatically recapitalized and, in addition to the designations, rights, qualifications, limitations and/or restrictions set forth above, the Series A Preferred Stock shall be subject to the additional terms set forth in Section 12 hereof.

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

          (C) The term "Recapitalization Approval Date" shall mean the date on which the holders of shares of Common Stock of the Company approve and authorize the Recapitalization.

     12. Conversion into Common Stock.

          (A) Upon the Recapitalization Approval Date, each share of Series A Preferred Stock shall be immediately convertible, at the option of the holders thereof, at the office of the Company or any transfer agent for the Series A Preferred Stock, into the number of shares of Common Stock determined by dividing 15 by the Conversion Price. The term "Conversion Price" shall mean 80 percent of the Initial Average Closing Price. The Conversion Price is subject to adjustment as provided in this Section 12. Upon the conversion of any shares of Series A Preferred Stock into shares of Common Stock, all declared, accrued but unpaid dividends on shares of converted Series A Preferred Stock shall be paid in cash by the Company to the holders of such converted Series A Preferred Stock, subject to adjustment as provided in this Section 12.

          (B) If the Company

               (i) pays a dividend or makes a distribution on its outstanding shares of Common Stock, in shares of its Common Stock;

               (ii) subdivides its outstanding shares (by reclassification or otherwise) of Common Stock into a greater number of shares;

               (iii) combines, consolidates, or reclassifies its outstanding shares of Common Stock into a smaller number of shares; or

               (iv) issues by reclassification of its Common Stock any shares of its capital stock;

then the Conversion Price in effect immediately before such action shall be adjusted so that the holder of the Series A Preferred Stock thereafter exchanged will be entitled to receive, upon the exchange thereof, the number of shares of capital stock of the Company which he would have been entitled to receive immediately prior to such action if the Series A Preferred Stock had been exchanged immediately before the record date (or, if no record date, the effective date) for such action.

               The adjustment shall become effective immediately after the close of business on the record date in the case of a dividend or distribution and immediately after the close of business on the effective date in the case of a subdivision, combination or reclassification.

               If as a result of an adjustment, a holder of the Series A Preferred Stock upon exchange of the Series A Preferred Stock may receive shares of two or more classes of capital stock of the Company, the Company shall determine the allocation of the adjusted Conversion Price between the classes of capital stock. After such allocation, the Conversion Price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock contained in this Section 12.

          (C) Other than in situations provided for in Section 12(A), if the Company issues or sells (or in accordance with this Section 12 is deemed to have issued or sold) any shares of its Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale and/or the Company issues or sells (or in accordance with this Section 12 is deemed to have issued or sold) any shares of its Common Stock for a consideration per share less than the then current market price on the date of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price shall be reduced to the lower of the prices (calculated to the nearest cent) determined as follows:

               (I) by dividing (i) an amount equal to the sum of (a) the number of shares of Common Stock outstanding immediately prior to such issue or sale (including as outstanding all shares of Common Stock issuable upon exchange of the then outstanding shares of Series A Preferred Stock) multiplied by the then existing Conversion Price, and (b) the consideration, if any, received by the Company upon such issue or sale, by (ii) the total number of shares of Common Stock outstanding immediately after such issue or sale (including as outstanding all shares of Common Stock issuable upon exchange of the then outstanding shares of Series A Preferred Stock); and

               (II) by multiplying the Conversion Price in effect immediately prior to the time of such issue or sale by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issue or sale (including as outstanding all shares of Common Stock issuable upon exchange of the then outstanding shares of Series A Preferred Stock) multiplied by the then current market price immediately prior to such issue or sale plus (ii) the consideration received by the Company upon such issue or sale, and the denominator of which shall be the product of (iii) the total number of shares of Common Stock outstanding immediately after such issue or sale (including as outstanding all shares of Common Stock issuable upon exchange of the then outstanding shares of Series A Preferred Stock), multiplied by (iv) the then current market price immediately prior to such issue or sale.

          (D) If the Company in any manner grants, issues or sells (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options or warrants for the purchase of, Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such rights or options or warrants being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (determined by dividing (I) the total amount, if any, received or receivable by the Company as consideration for the granting, issuance or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (II) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting, issuance or sale of such Options (or less than the then current market price per share of Common Stock, determined as of the date of granting, issuance or sale of such Options, as the case may be), then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting, issuance or sale of such Options and thereafter shall be deemed to be outstanding. Except as otherwise provided in
Section 12(F), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

          (E) If the Company in any manner issues (whether directly or by assumption in a merger or otherwise) or sells any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (I) the total amount received and receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (II) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale (or less than the then current market price, determined as of the date of such issue or sale of such Convertible Securities, as the case may be), then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that except as otherwise provided in Section 12(F) below, no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Option to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this Section 12, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

          (F) Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in Section 12(D), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 12(D) or Section 12(E), or the rate at which any Convertible Securities referred to in Section 12(D) or Section 12(E) are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at the time of such event had such Options or Convertible Securities remaining outstanding at the time of such event provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold: and on the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding. If the purchase price provided for in any such Option referred to in Section 12(D) or the rate at which any Convertible Securities referred to in Section 12(D) or 12(E) are convertible into or exchangeable for Common Stock shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Security, the Conversion Price then in effect hereunder shall forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Security never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid (provided that the current market price used in such determination shall be the current market price on the date of issue of such Option or Convertible Security), but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced.

          (G) Other than in situations provided for in Section 12(B), if the Company declares a dividend, or makes any other distribution, upon any stock of the Company payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

          (H) If any shares of Common Stock, Options or Convertible Securities are issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. If any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined by the Board of Directors of the Company, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration. In case any shares of Common Stock, Options or Convertible Securities shall be issued in connection with any merger or consolidation in which the Company is the surviving corporation and the rights of the holders of Common Stock are not affected, the amount of consideration therefor shall be deemed to be the fair value as determined by the Board of Directors of the Company of such portion of the assets and business of the non-surviving corporation as such Board shall determine to be attributable to such Common Stock, Options or Convertible Securities, as the case may be.

          (I) In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities, or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

          (J) The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account or in the treasury of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purposes of this Section 12.

          (K) In case of any consolidation or merger of the Company (other than a merger or consolidation in which the Company is the surviving corporation and the rights of the holders of Common Stock are not affected) or in the event of any sale of all or substantially all of the assets of the Company, the holder of each share of the Series A Preferred Stock then outstanding shall have the right thereafter, subject to the terms and conditions of this Section 12, to exchange such share into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, or sale by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock would have been entitled to be exchanged into immediately prior to such consolidation, merger, or sale; and effective provision shall be made in the Certificate of Incorporation or Charter of the resulting or surviving corporation or otherwise so that the provisions set forth in this Section 12 shall thereafter be applicable, as nearly as practicable, to any such other shares of stock and other securities and property deliverable upon exchange of the Series A Preferred Stock remaining outstanding or other exchangeable or convertible preferred stock received by the holders in place thereof; and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the exchange privilege, such shares, securities or property as the holders of the Series A Preferred Stock remaining outstanding, or other exchangeable or convertible preferred stock received by the holders in place thereof, may be entitled to, and to make provisions for the protection of the exchange right as provided (unless such resulting or surviving corporation assumes such obligation). In case securities or property other than shares of Common Stock shall be issuable or deliverable upon exchange as aforesaid, then all reference in this Section (K) shall be deemed to apply, so far as appropriate and as nearly as practicable, to such other securities or property. The provisions of this Section (K) shall similarly apply to successive consolidations, mergers, or sales.

          (L) For the purpose of any computation under this Section 12, the current market price per share of Common Stock at any date shall be deemed to be the average closing price of the Company's Common Stock for any 30 consecutive trading days within the 45 trading days immediatley prior to the date in question. The closing price for each day shall be the last reported sale of Common Stock on the principal national securities exchange on which the Common Stock may be listed or if such stock is not then so listed, the closing price of the Common Stock as shown by the NASDAQ National Market System or, if no such closing price is available, at the average of the representative last bid and asked prices of such Common Stock in the over-the-counter market, as shown by the NASDAQ System Level 1 (or comparable system) or in the absence of any of the foregoing, the fair market value as determined by the Board of Directors (whose determination made in good faith shall be conclusive).

          (M) The Company may at its option elect not to issue fractional shares of Common Stock upon any exchange, in which case, the Company shall pay in cash an amount equal to the current market price per share plus all accrued but unpaid dividends multiplied by such fractional interest. Any determination that the Company or the Board of Directors makes regarding fractional shares is conclusive.

          (N) (a) Notwithstanding the provisions of this Section 12,

                    (i) no adjustment of the Conversion Price shall be required for three years after the Recapitalization Approval Date unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect, but in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment. All calculations under this
Section 12 shall be made and rounded to the nearest one-hundredth of a share or the nearest one ten- millionth of a fraction in the case of the Conversion Price, as the case may be:

                    (ii) no adjustment need be made for sales of Common Stock pursuant to a plan for reinvestment of dividends or interest and no adjustment need be made for a change in the par value of the Common Stock;

                    (iii) no adjustment need be made in connection with the issuance of shares of Common Stock upon exchange of the Series A Preferred Stock;

                    (iv) no adjustment need be made in connection with the issuance of any rights or shares of Common Stock in connection with the Company's rights offering pursuant to which rights to purchase Series A Preferred Stock will be distributed to the Company's stockholders;

                    (v) no adjustment need be made by virtue of the issue of any additional securities of the Company in accordance with the terms of such securities (by way of dividend or otherwise); and

                    (vi) no adjustment need be made by virtue of the exercise of presently outstanding employee stock options which are exercisable at a cash price per share equal to or greater than the then current market price per share of Common Stock at the date of issuance of such options.

               (b) The Board of Directors shall have the power to resolve any ambiguity or correct any error in this Section 12 and its action in so doing, as evidenced by a Board resolution, shall be final and conclusive.

               (c) The certificate of any independent firm of public accountants of recognized national standing selected by the Board of Directors shall be satisfactory evidence of the correctness of any computation made in this Section 12.

          (O) Whenever there is an adjustment requiring a change in the Conversion Price, a statement signed by the Secretary of the Company describing specifically the event giving rise to such adjustment and stating the adjustment which shall be made to the Conversion Price shall be filed at the principal office of the Company. The statement so filed shall be open to inspection by any holder of record of shares of the Series A Preferred Stock. The Company shall at the time of filing any such statement mail notice to the same effect to holders of shares of the Series A Preferred Stock at their addresses appearing on the books of the Company or supplied by them to the Company for the purpose of notice. In addition, the Company shall include a notice of Conversion Price with each dividend payment on the Series A Preferred Stock or otherwise give notice thereof promptly after the due date for each such dividend, whenever there has been a change in the Conversion Price since the last previous dividend due date.

          (P) In order to convert any shares of Series A Preferred Stock, a holder shall deliver to the Company at the office of the Company, or at such other place or places, if any, as the Board of Directors of the Company may determine (after giving written notice thereof to all holders), certificates, duly endorsed to the Company or in blank, of the shares of Series A Preferred Stock to be converted, together with appropriate evidence of the payment of any transfer or similar tax, if required to be paid by the holder thereof pursuant to the last sentence of this paragraph, and instructions in writing to the Company to exchange such shares and specifying the name and address of the person, corporation, firm or other entity to whom such shares are to be issued, whereupon the Company will issue (i) the number of shares of Common Stock issuable on exchange thereof as of the time of such surrender and as promptly as practicable thereafter will deliver certificates for such shares of Common Stock, (ii) cash for any remaining fraction of a share if the Company so elects, as provided in Section 12(M) above, and (iii) cash in an amount equal to all accrued but unpaid dividends, with respect to each share of Series A Preferred Stock exchanged. The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon exchange; provided, however, that the holder shall pay any such tax which is due because such shares are to be issued in a name other than that of such holder.

          If for any reason the Company is unable to pay any unpaid dividends on the shares of Series A Preferred Stock being exchanged, the Company will pay such unpaid dividends to the exchanging holder as soon thereafter as funds of the Company are legally available for such payment. At the request of any such exchanging holder, the Company will provide such holder with written evidence of its obligation to such holder.

          The Company shall from and after the Recapitalization Approval Date take all necessary corporate action to reserve for issuance upon exchange of the Series A Preferred Stock a sufficient number of shares out of the authorized Common Stock for the exchange of each outstanding share of Series A Preferred Stock in accordance with its terms.

          (Q) If

               (i) the Company takes any action that would require an adjustment in the Conversion Price pursuant to this Section 12; or

               (ii) there is a voluntary or involuntary liquidation, dissolution or winding-up of the Company;

the Company shall provide notice of such action in the manner set forth in
Section 12(O), stating therein the proposed record date for a distribution or the effective date of a reclassification, consolidation, merger, lease, transfer, liquidation, dissolution or winding-up, at least fifteen (15) days in advance of such date. Failure to mail the notice or any defect therein shall not affect the validity of the transaction.

          (R) Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value (if any) of the Common Stock deliverable upon exchange of the Series A Preferred Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

          (S) The Company from time to time may decrease the Conversion Price by an amount for any period of time if the period is at least 20 days and if the decrease is irrevocable during the period. Whenever the Conversion Price is decreased, the Company shall give notice of the decrease at least 15 days prior to the date the decreased Conversion Price takes effect, in the manner set forth in Section 12(O) above, which notice shall state the decreased Conversion Price and the period it will be in effect. A decrease in the Conversion Price pursuant to this Section 12(S) shall not otherwise change or adjust the Conversion Price otherwise in effect for purposes of this Section 12.